Exhibit 99.6

Summary of Loan Agreement Entered into by and between Shenzhen BAK
Battery Co., Ltd. (“the Company”) and Shenzhen Longgang Branch, Bank of
China (the “Creditor”) Dated November 8, 2010

Main articles:

Contract number: 2010 Zhenzhongyin Gangjiezi 00011;

Loan principal: RMB 50 million;

Loan Term: from November 9, 2010 to November 9, 2011;

Floating interest rate: Interest rate of loan shall be 95% of the benchmark rate announced by the People’s Bank of China, and be adjusted every 3 months;

Interest accrued and settled per month, interest settlement day is the 20th day of each month;

Penalty interest rate for delayed repayment: current interest rate plus 50% * current interest rate;

Penalty interest rate for embezzlement of loan proceeds: current interest rate *1;

If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:

Delay in repayment of loan interest and the loan principal;

The Company uses loan proceeds for purposes other than what is agreed without the consent of the Creditor;

The Company provides untrue declaration or hide important financial information about its operation; „ The Company terminates operation or is stopped from operation;

Purpose of the loan is to provide working capital for the Company;

Advanced repayment of loan needs to be approved by the Creditor;

Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted

  Loan arrangement

  Interest clearing of the loan

  Payment of the loan

  Guarantee

  Declaration and Promise

  Rights reserved

  Modification, Amendment and Termination of Contract

  Disputation settlement

  Fee

  Attachment

  Other agreements

  Validity